INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                   THE OFFITBANK VARIABLE INSURANCE FUND, INC.
                                       AND
                                    OFFITBANK



         AGREEMENT made this 1st day of March, 1995, by and between The OFFITBANK Variable Insurance Fund, Inc., a Maryland corporation which may issue one or more series of shares (hereinafter the "Company"), and OFFITBANK, a New York chartered trust company (hereinafter the "Adviser").


         1. STRUCTURE OF AGREEMENT. The Company is entering into this Agreement on behalf of the Company's series listed on Schedule A attached hereto (individually, a "Fund" and collectively, the "Funds") severally and not jointly. The responsibilities and benefits set forth in this Agreement shall refer to each Fund severally and not jointly. No individual Fund shall have any responsibility for any obligation with respect to any other Fund arising out of this Agreement. Without otherwise limiting the generality of the foregoing,

               (a) any breach of any term of this Agreement regarding the Company with respect to any one Fund shall not create a right or obligation with respect to any other Fund;

               (b) under no circumstances shall the Adviser have the right to set off claims relating to a Fund by applying property of any other Fund; and

               (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Company and the particular Fund to which such relationship and consideration applies.

         2. DELIVERY OF DOCUMENTS. The Company has delivered to the Adviser copies of each of the following documents and will deliver to it all future amendments and supplements thereto, if any:

               (a)  The Company's Articles of Incorporation (the "Articles");

               (b)  The By-Laws of the Company;

               (c) Resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement;

               (d) The Company's Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act"), on Form N-1A as filed with the Securities and Exchange

                    Commission (the "Commission") on July 20, 1994 and all subsequent amendments thereto relating to the Funds
                    (the "Registration Statement");

               (e) Notification of Registration of the Company under the 1940 Act on Form N-8A as filed with the Commission; and

               (f) Prospectuses and Statements of Additional Information of the Funds (collectively, the "Prospectuses").

         3. INVESTMENT ADVISORY SERVICES. The Company hereby appoints the Adviser, and the Adviser hereby undertakes, to act as investment adviser of the Funds and, subject to the supervision of the Company's Board of Directors, to
(a) make investment strategy decisions for the Funds, (b) manage the investing and reinvesting of the Fund's assets, (c) place purchase and sale orders on behalf of the Funds and (d) provide continuous supervision of each Fund's investment portfolio. The Adviser shall, subject to review by the Board of Directors, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

         As manager of the Funds' assets, the Adviser shall make investments for the Funds' account in accordance with the investment objectives and limitations set forth in the Articles, the Prospectuses, the 1940 Act, the provisions of the Internal Revenue Code of 1986, as amended, including Subchapters L and M, relating to variable contracts and regulated investment companies, respectively, applicable banking laws and regulations, and policy decisions adopted by the Company's Board of Directors from time to time. The Adviser shall advise the Company's officers and Board of Directors, at such times as the Company's Board of Directors may specify, of investments made for the Funds' accounts and shall, when requested by the Company's officers or Board of Directors, supply the reasons for making such investments.

         The Adviser is authorized on behalf of the Company, from time to time when deemed to be in the best interests of the Company and to the extent permitted by applicable law, to purchase and/or sell securities in which the Adviser or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Adviser is further authorized, to the extent permitted by applicable law, to select brokers for the execution of trades for the Company, which broker may be an affiliate of the Adviser, provided that the best competitive execution price is obtained at the time of the trade execution.


         It is understood and agreed that the Adviser may from time to time employ or associate with such other entities or persons as the Adviser believes appropriate to assist in the performance of this Agreement with respect to a particular Fund or Funds (each a "Sub-Adviser") and that any such Sub-Adviser shall have all the rights and powers of the Adviser set forth in this Agreement; provided that a Fund shall not pay any additional compensation for any Sub-Adviser and the Adviser shall be as fully responsible to the Company for the acts and omissions of the Sub-Adviser as it is for its own acts and omissions; and provided further that the retention of any Sub-Adviser shall be approved in advance by (i) the Board of Directors of the Company and (ii) the shareholders of the relevant Fund if required under any applicable provisions of the 1940 Act. The Adviser will review, monitor and report to the Company's Board of Directors regarding the performance and investment procedures of any Sub-Adviser. In the event that the services of any Sub-Adviser are terminated, the Adviser may provide investment advisory services pursuant to this Agreement to the Fund without a Sub-Adviser and without further shareholder approval, to the extent consistent with the 1940 Act. A Sub-Adviser may be an affiliate of the Adviser.

         4.       EXPENSES.

                    (a) The Adviser shall, at its expense, provide the Funds with office space, furnishings and equipment and personnel required by it to perform the services to be provided by the Adviser pursuant to this Agreement.

                    (b) Except as provided in subparagraph (a), the Company shall be responsible for all of the Funds' expenses and liabilities, including, but not limited to, taxes; interest; fees (including fees paid to its directors who are not affiliated with the Adviser or any of its affiliates); fees payable to the Securities and Exchange Commission; state securities qualification fees; costs of preparing and printing Prospectuses for regulatory purposes and for distribution to existing shareholders; advisory and administration fees; charges of the custodian and transfer agent; insurance premiums; auditing and legal expenses; costs of shareholders' reports and shareholders' meetings; any extraordinary expenses; and brokerage fees and commissions, if any, in connection with the purchase or sale of portfolio securities.

         5. COMPENSATION. In consideration of the services to be rendered by the Adviser under this Agreement, the Company shall pay the Adviser monthly fees on the first Business Day (as defined in the Prospectuses) of each month based upon the average daily net assets of each Fund during the preceding month (as determined on the days and at the time set forth in the Prospectuses for determining net asset value per share) at the annual rate set forth opposite the Fund's name on Schedule A attached hereto. If the fees payable to the Adviser pursuant to this paragraph begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Funds' net assets shall be computed in the manner specified in the Prospectuses and the Articles for the computation of the value of the Funds' net assets in connection with the determination of the net asset value of shares of the Funds' capital stock.

         If the aggregate expenses incurred by, or allocated to, each Fund in any fiscal year shall exceed the lowest expense limitation, if applicable to such Fund, imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Adviser shall reimburse such Fund for such excess. The Adviser's reimbursement obligation will be limited to the amount of fees it received under this agreement during the period in which such expense limitations were exceeded, unless otherwise required by applicable laws or regulations. With respect to portions of a fiscal year in which this Agreement shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year. Any payments required to be made by this paragraph shall be made once a year promptly after the end of the Company's fiscal year.

         In consideration of the Adviser's undertaking to render the services described in this Agreement, the Company agrees that the Adviser shall not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of this

Agreement, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Investment Adviser against any liability to the Company or its stockholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this Agreement or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

         6. NON-EXCLUSIVE SERVICES. Except to the extent necessary to perform the Investment Adviser's obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, including any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

         7. EFFECTIVE DATE; MODIFICATIONS; TERMINATION. This Agreement shall become effective on the date hereof, provided that it shall have been approved by a majority of the outstanding voting securities of each Fund, in accordance with the requirements of the 1940 Act, or such later date as may be agreed by the parties following such shareholder approval.

                  (a) Subject to prior termination as provided in sub-paragraph (d) of this paragraph, this Agreement shall continue in force until February 28, 1997 and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Directors of the Company or by vote of a majority of the outstanding voting securities of each Fund.

                  (b) This Agreement may be modified by mutual consent, such consent on the part of the Company to be authorized by vote of a majority of the outstanding voting securities of each Fund.

                  (c) In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

                  (d) Either party hereto may, at any time on sixty (60) days prior written notice to the other, terminate this Agreement, without payment of any penalty, by action of its Trustees or Board of Directors, as the case may be, or by action of its authorized officers or, with respect to a Fund, by vote of a majority of the outstanding voting securities of that Fund. This Agreement may remain in effect with respect to a Fund even if it has been terminated in accordance with this paragraph with respect to the other Funds. This Agreement shall terminate automatically in the event of its assignment.

         8. USE OF NAME. Upon expiration or earlier termination of this Agreement, the Company shall, if reference to "OFFITBANK" is made in the corporate name of the Company or in the names of the Funds and if the Adviser requests in writing, as promptly as practicable change its corporate name and the names of the Funds so as to eliminate all reference to "OFFITBANK", and thereafter the Company and the Funds

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shall  cease  transacting  business  in  any  corporate  name  using  the  words
"OFFITBANK" or any other reference to the Adviser or "OFFITBANK". The foregoing rights of the Adviser and obligations of the Company shall not deprive the Adviser, or any affiliate thereof which has "OFFITBANK" in its name, of, but shall be in addition to, any other rights or remedies to which the Adviser and any such affiliate may be entitled in law or equity by reason of any breach of this Agreement by the Company, and the failure or omission of the Adviser to request a change of the Company's or a Fund's name or a cessation of the use of the name of "OFFITBANK" as described in this paragraph shall not under any circumstances be deemed a waiver of the right to require such change or cessation at any time thereafter for the same or any subsequent breach.

         9. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Maryland.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.


OFFITBANK VARIABLE INSURANCE  FUND, INC.         OFFITBANK

By: /s/Wallace Mathai-Davis                By:  /s/ Morris W. Offit
    -----------------------                     -------------------
    Wallace Mathai-Davis                            Morris W. Offit
    Secretary                                       Chairman

                                   SCHEDULE A


OFFITBANK VIF FUND:                      FEE:



HIGH YIELD FUND                          .85% (first $200 million of net assets)
                                         .75% (thereafter)

INVESTMENT GRADE GLOBAL DEBT FUND        .80% (first $200 million of net assets)
                                         .70% (thereafter)

EMERGING MARKETS FUND                    .90% (first $200 million of net assets)
                                         .80% (thereafter)

LATIN AMERICA TOTAL RETURN FUND          1.00%

TOTAL RETURN FUND                        .80%

GLOBAL CONVERTIBLE FUND                  .90%

U.S. GOVERNMENT SECURITIES FUND          .40%

U.S. SMALL CAP FUND                     1.00%



Revised: July 17, 1996



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